PACE SAVINGS & CREDIT UNION LTD.

IRREVOCABLE LETTER OF CREDIT

Beneficiary: Her Majesty the Queen in Right of Ontario As Represented by the Minister of the Environment (the "Crown") 2 St. Clair Avenue West, Floor 12A Toronto, Ontario M4V 1L5	Letter of Credit Applicant: Credit Amount Initial Expiry Date: Issue Date:	#69 SusGlobal Energy Belleville Ltd. $276,830.63 September 13, 2018 September 13, 2017

APPROVAL/ORDER NUMBER: 0031-7UTRSS
SITE LOCATION: 704 Phillipston Road, Roslin, Ontario K0K 2Y0

We hereby authorize the Crown to draw on PACE Savings & Credit Union Limited for the account of SusGlobal Energy Belleville Ltd.. 200 Davenport Road, Toronto, Ontario M5R 1J2 an aggregate amount of Two Hundred Seventy Six Thousand Eight Hundred and Thirty dollars and Sixty Three Cents ($276,830.63) Canadian Dollars of lawful money of Canada available by demand.

Pursuant to the request of our Customer, SusGlobal Energy Belleville Ltd. we hereby establish and give to the Crown an Irrevocable Letter of Credit in the Crown's favour which may be drawn on by the Crown at any time and from time to time upon written demand for payment made upon us by the Crown, which demand we shall honour without enquiring whether the Crown has a right as between the Crown and our said customer to make such demands, and without recognizing any claim of our said customer. This Irrevocable Letter of Credit will continue up to September 13, 2018 and will be automatically renewed for one year on the same terms and conditions (including this one for renewal) unless we give the Crown at least 60 days' written notice that it will not be so renewed and the Crown may call for payment on the full amount outstanding under this Irrevocable Letter of Credit at any time prior to that date should this Irrevocable Letter of Credit not be renewed.

We acknowledge having read the Financial Assurance Guideline date November 2005 and issued by you, the Crown and Part X11 of the Environmental protection Act.

Partial drawings are permitted. Any payments made hereunder shall be in favour of the Ontario Minister of Finance.

The amount secured by this Irrevocable Letter of Credit may be reduced from time to time by written notice to the Bank from you, the Crown.

Any notice under the previous paragraph or any demand hereunder may be made by the Director of the Environmental Assessment and Approvals Branch of the Ministry of the Environment, the Assistant Deputy Minister of the Corporate Management Division or the Operations Division of the Ministry of the Environment, the Deputy Minister of the Environment or such other person as the Deputy Minister of the Environment or Minister of the Environment appoints in writing for the purpose.

Any notice hereunder may be given.

In the case of the Crown by registered mail or prepaid courier to:
The Director
Environmental Assessment and Approvals Branch
Ministry of the Environment
2 St. Clair Avenue West, Floor 12A
Toronto, Ontario M4V 1L5

The Crown's claim under this Irrevocable Letter of Credit must be in writing addressed to PACE Savings & Credit Union Limited, 8111 Jane Street, Unit 1, Vaughan, Ontario L4K 2L7 quoting our Irrevocable Letter of Credit number 69 dated September 13, 2017.

We hereby agree with the Crown that demands made in compliance with the terms of this credit shall be duly honoured upon presentation at the Credit Union.

PACE SAVINGS & CREDIT UNION LIMITED

Per: ______________________

Name:

Title:

Per: ______________________

Name:

Title:

We have the authority to bind the corporation